Exhibit 4.16

Dated May 14, 2020

ISSUER

PAYING AGENT

TRANSFER AGENT

REGISTRAR

CALCULATION AGENT

- AND-

TRUSTEE

AGENCY AGREEMENT

CONTENTS

CLAUSE	PAGE

1.	Interpretation	4
2.	Appointment of the Registrar	4
3.	Appointment of the Transfer Agent	4
4.	Appointment of Paying Agent	5
5.	Appointment of Calculation Agent	5
6.	Authentication and Delivery of Notes	5
7.	Payment	6
8.	Computation of Interest	6
9.	Repayment	7
10.	Prepayment; Notice of Withholding or Deduction	7
11.	Issue of Replacement Notes	8
12.	Records	8
13.	Fees And Expenses	8
14.	Indemnity	9
15.	Conditions of Appointment	9
16.	Changes in Paying Agent Calculation Agent, Transfer Agent or Registrar and Specified Offices	11
17.	Notices	12
18.	Communications	13
19.	Amendments	14
20.	Taxes	15
21.	Regulatory Matters	15
22.	Governing Law and Jurisdiction; Waiver of Jury Trial; Service of Process	16
23.	Counterparts	17
24.	Severability	17
25.	Benefit of Agreement	17

APPENDIX 1	19

THIS AGREEMENT (this “Agreement”) is made on May 14, 2020

BETWEEN:

(1)	ABBVIE INC., a Delaware corporation, registered number 32-0375147, with its registered office at 1 North Waukegan Road, North Chicago, Illinois 60064, USA (the “Issuer”);

(2)	ELAVON FINANCIAL SERVICES DAC, a designated activity company registered in Ireland with the Companies Registration Office, registered number 418442, with its registered office at 2nd Floor, Block E, Cherrywood Science & Technology Park, Loughlinstown, Co. Dublin, Ireland, acting through its UK Branch (registered number BR009373) from its offices at 125 Old Broad Street, Fifth Floor, London EC2N 1AR under the trade name U.S. Bank Global Corporate Trust Services, as Paying Agent (the “Paying Agent” which expression shall include any successor paying agent appointed in accordance with this Agreement);

(3)	ELAVON FINANCIAL SERVICES DAC, a designated activity company registered in Ireland with the Companies Registration Office, registered number 418442, with its registered office at 2nd Floor, Block E, Cherrywood Science & Technology Park, Loughlinstown, Co. Dublin, Ireland, acting through its UK Branch (registered number BR009373) from its offices at 125 Old Broad Street, Fifth Floor, London EC2N 1AR under the trade name U.S. Bank Global Corporate Trust Services, as Calculation Agent (the “Calculation Agent” which expression shall include any successor calculation agent appointed in accordance with this Agreement);

(4)	U.S. BANK NATIONAL ASSOCIATION, a national banking association chartered under the federal laws of the United States of America with its main office at 100 Wall Street, New York, New York, as Transfer Agent (the “Transfer Agent” which expression shall include any successor transfer agent appointed in accordance with this Agreement);

(5)	U.S. BANK NATIONAL ASSOCIATION, a national banking association chartered under the federal laws of the United States of America with its main office at 100 Wall Street, New York, New York, as Registrar (the “Registrar” which expression shall include any successor registrar appointed in accordance with this Agreement, and together with the Paying Agent, the Calculation Agent and the Transfer Agent, the “Agents” and each an “Agent”); and

(6)	U.S. BANK NATIONAL ASSOCIATION, a national banking association chartered under the federal laws of the United States of America with its main office at 100 Wall Street, New York, New York, as Trustee (the “Trustee”).

WHEREAS:

(A)	The Issuer has agreed to issue Floating Rate Notes due 2020 (the “Floating Rate Notes”), 0.500% Senior Notes due 2021 (the “2021 Notes”), 1.500% Senior Notes due 2023 (the “2023 Notes”), 1.250% Senior Notes due 2024 (the “2024 Notes”), 2.625% Senior Notes due 2028 (the “2028 Notes”) and 2.125% Senior Notes due 2029 (the “2029 Notes” and, together with the 2028 Notes, the 2024 Notes, the 2023 Notes, the 2021 Notes and the Floating Rate Notes, the “Notes”). The Notes will initially be represented by one or more global notes in registered form (the “Global Notes”).

(B)	The Notes are to be constituted by an indenture dated November 8, 2012 (the “Base Indenture”), as supplemented by the Supplemental Indenture No. 9 dated May 14, 2020 (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), as set out in Appendix 1.

(C)	The Issuer hereby appoints the Paying Agent, the Calculation Agent, the Transfer Agent and the Registrar in accordance with the terms of this Agreement and the Indenture.

IT IS AGREED:

1.	Interpretation

1.1	Unless the context otherwise requires:

1.2	References in this Agreement to the payment of principal or interest in respect of any Note shall be deemed to include any additional amounts which may become payable in respect thereof pursuant to the Notes and the Indenture.

1.3	All references in this Agreement to an agreement, instrument or other document (including this Agreement, the Indenture and the Notes) shall be construed as a reference to that agreement, instrument or document as the same may be amended, modified, varied, supplemented or novated from time to time.

1.4	Except as specifically set forth in this Agreement, this Agreement is for the exclusive benefit of the parties to this Agreement and their respective permitted successors, and shall not be deemed to give, either expressly or implicitly, any legal or equitable right, remedy, or claim to any other entity or person whatsoever.

2.	Appointment of the Registrar

2.1	The Issuer hereby appoints the Registrar, and the Registrar hereby agrees to act at its specified office as registrar in relation to the Notes in accordance with the provisions of this Agreement and the Indenture and upon the terms and subject to the conditions contained in this Agreement and the Indenture.

2.2	On the date of this Agreement, the Registrar shall provide to the Paying Agent a complete and correct copy of the register maintained by the Registrar in respect of the holders of Notes and the outstanding principal amount of Notes held by each holder of Notes.

2.3	The Registrar shall from time to time provide to the Paying Agent a complete and correct copy of the register of Notes maintained by it as soon as reasonably practicable following any transfer or exchange of any Notes, and promptly on request therefor by the Paying Agent.

2.4	The Paying Agent shall be entitled to treat as conclusive the most recent copy of the register provided to it by the Registrar in accordance with this Agreement.

3.	Appointment of the Transfer Agent

3.1	The Transfer Agent is hereby appointed as the agent of the Issuer, to act as Transfer Agent for the purposes specified in this Agreement, the Indenture and the Notes, including, inter alia, completing, authenticating, holding and delivering Notes, upon the terms and subject to the conditions specified herein, the Indenture and in the Notes, and the Transfer Agent hereby accepts such appointment.

4.	Appointment of Paying Agent

4.1	The Issuer hereby appoints the Paying Agent, and the Paying Agent hereby agrees, to act at its specified office as paying agent in relation to the Notes in accordance with the provisions of this Agreement and the Indenture and upon the terms and subject to the conditions contained in this Agreement and the Indenture.

4.2	The Paying Agent is appointed hereunder for the purposes of:

(a)	paying sums due on the Notes referred to in the Supplemental Indenture; and

(b)	otherwise fulfilling its duties and obligations as set out in this Agreement and the Indenture.

5.	Appointment of Calculation Agent

(a)	The Issuer hereby appoints the Calculation Agent, and the Calculation Agent hereby agrees, to act at its specified office as calculation agent in relation to the Floating Rate Notes in accordance with the provisions of this Agreement and the Indenture and upon the terms and subject to the conditions contained in this Agreement, the Indenture and the Floating Rate Notes. For the avoidance of doubt, this appointment shall apply only to the Floating Rate Notes issued as of the date hereof, unless otherwise specifically agreed in writing by the Calculation Agent.

(b)	The Calculation Agent is appointed hereunder for the purposes of calculating the interest rate on the Floating Rate Notes in accordance with Section 8 of this Agreement.

6.	Authentication and Delivery of Notes

6.1	If a Global Note is to be exchanged in accordance with its terms for definitive notes, the Issuer undertakes that it will deliver to, or to the order of, the Paying Agent, as soon as reasonably practicable and in any event not later than 15 days before the relevant exchange is due to take place, definitive Notes in an aggregate principal amount of €3,064,769,000 or such lesser amount as is the principal amount of Notes represented by the Global Note to be issued in exchange for the Global Note. Each definitive Note so delivered shall be duly executed on behalf of the Issuer.

6.2	The Issuer authorises and instructs the Trustee to authenticate the Global Notes and any definitive notes delivered pursuant to subclause 6.1 subject to and in accordance with Section 3.3 of the Indenture.

6.3	The Issuer authorises and instructs the Paying Agent to cause interests in a Global Note to be exchanged for definitive notes in accordance with their respective terms. Following the exchange of the last interest in a Global Note, the Paying Agent shall deliver the relevant Global Note to the Trustee for cancellation in accordance with Section 3.9 of the Indenture.

7.	Payment

Subject always to the Indenture and, in particular, any restrictions on the Issuer following delivery of a notice of an Event of Default (as defined in the Indenture):

(a)	The Issuer shall, not later than 2.00 p.m. (London time) on a day which is one Business Day prior to the Business Day on which any payment in respect of the Notes becomes due, pay to such account of the Paying Agent as the Paying Agent shall specify in Euros in immediately available funds on each due date for the payment of principal and/or interest and/or other amounts referred to in Section 3.1 of the Indenture in respect of the Notes, an amount sufficient (together with any funds then held by the Paying Agent and available for the purpose) to pay all principal and interest and/or other amounts referred to in Section 3.1 of the Indenture due in respect of the Notes on such date; ; provided that if any such date is not a Business Day such payment shall be made on the next succeeding date which is a Business Day. As used in this Agreement, “Business Day” shall have the meaning as set forth in the Notes.

(b)	The Issuer hereby authorises and directs the Paying Agent from funds so paid to the Paying Agent to make payment of all amounts due on the Notes in accordance with the terms of the Notes, the Indenture and the provisions of this Agreement. If any payment provided for in clause 7(a) is made late but otherwise in accordance with the provisions of this Agreement, the Paying Agent shall nevertheless make payments in respect of the Notes as aforesaid following receipt by the Paying Agent of such payment.

(c)	If the Paying Agent has not, on the date on which any payment is due to be made to the Paying Agent pursuant to clause 7(a), received the full amount payable in respect thereof on such date but receives such full amount later, together with accrued interest (if any) in accordance with the Indenture, it shall forthwith so notify the Issuer and the Trustee. Unless and until the full amount of any such principal or interest payment has been made to it, the Paying Agent will not be bound to make such payments.

(d)	Without prejudice to clause 7(b), if the Paying Agent pays out on or after the due date therefor to persons entitled thereto, or becomes liable to pay out, any amounts on the assumption (which is not negated by reasonable evidence to the contrary) that the corresponding payment by the Issuer has been or will be made, the Issuer shall on demand reimburse the Paying Agent for the relevant amount, and pay interest to the Paying Agent on such amount from (and including) the date on which it is paid out to (but excluding) the date of reimbursement at the rate per annum equal to the cost to the Paying Agent of funding the amount paid out, as certified by the Paying Agent and expressed as a rate per annum.

(e)	Payment of only part of the amount payable in respect of a Note may only be made at the discretion of the relevant Noteholder(s) (except as the result of a withholding or deduction for or on account of any taxes permitted by the Indenture). If at any time a Paying Agent makes a partial payment in respect of any Note presented to it, it shall inform the Registrar of the same such that the Registrar may record the same on the register of Notes.

8.	Computation of Interest

(a)	The Calculation Agent shall, as soon as practicable after 11:00 a.m. (Brussels time) on each date which is two TARGET System Days (as defined in the Floating Rate Notes) before the initial interest period and each subsequent interest period, calculate the interest rate on the Floating Rate Notes for the following interest period in accordance with the terms contained within the Floating Rate Notes. The determination of the interest rate by the Calculation Agent shall, in the absence of manifest error, be final and binding on all parties. In no event will the interest rate on the Floating Rate Notes be less than 0.00% or higher than the maximum rate permitted by applicable law, provided, however, that the Calculation Agent shall not be responsible for verifying that the rate of interest on the Floating Rate Notes is permitted under any applicable law. Promptly upon such determination, the Calculation Agent will notify the Issuer (via electronic mail (at an electronic mail address provided to the Calculation Agent by the Issuer in Section 18.1 herein), followed by a telephonic confirmation), the Paying Agent (if the Calculation Agent is not the Paying Agent) and the Trustee of the interest rate for the new interest period.

(b)	The Calculation Agent will, upon the written request of any holder of the Floating Rate Notes, provide the interest rate then in effect with respect to the Floating Rate Notes and, if determined, the interest rate that will become effective in the next interest period. The rights of holders to receive the payments of interest on the Notes are subject to applicable procedures of Euroclear Bank SA/NV and Clearstream Banking, S.A. The Trustee, Paying Agent, Transfer Agent and Registrar shall not be responsible for nor incur any liability in relation to any computation of interest made by the Calculation Agent.

(c)	The Calculation Agent shall not have any (i) liability for the selection, adoption or determination of an alternative or replacement reference rate as a successor or replacement for EURIBOR (as defined in the Indenture), or (ii) liability for any failure or delay by the Issuer in performing its respective duties under the Indenture or other transaction documents as a result of the unavailability of EURIBOR or the Alternate Rate (as defined in the Indenture).

9.	Repayment

Any sums paid by, or by arrangement with the Issuer to the Paying Agent pursuant to the terms of this Agreement shall not be required to be repaid to the Issuer unless and until the Notes in respect of which such sums were paid shall have been purchased by the Issuer or any other subsidiary of the Issuer and cancelled, but in any of these events the Paying Agent shall (provided that all other amounts due under this Agreement shall have been duly paid) upon written request by the Issuer forthwith repay to the Issuer sums equivalent to the amounts which would otherwise have been payable on the relevant Notes together with any fees previously paid to the Paying Agent in respect of such Notes. Notwithstanding the foregoing, the Paying Agent shall not be obliged to make any repayment to the Issuer so long as any amounts which under this Agreement should have been paid to or to the order of the Paying Agent by the Issuer shall remain unpaid. The Paying Agent shall not, however, be otherwise required or entitled to repay any sums properly received by it under this Agreement.

10.	Prepayment; Notice of Withholding or Deduction

10.1	The Issuer shall provide to the Paying Agent a copy of all notices of redemption delivered under the Indenture in respect of the Notes that it serves on the holders of the Notes including, without limitation, details of the date(s) on which such redemptions in respect of the Notes are to be made, all amounts required to be paid by the Issuer in respect thereof in accordance with this Agreement and the Indenture and the manner in which such redemption will be effected.

10.2	If:

(a)	the Issuer, in respect of any payment; or

(b)	the Paying Agent, in respect of any payment of principal of or any premium or interest on the Notes, is required to withhold or deduct any amount for or on account of Tax,

(c)	the Issuer shall give notice thereof to the Paying Agent and the Trustee as soon as it becomes aware of such requirement and shall give to the Paying Agent such information as the Paying Agent requires to enable it to make such deduction or withholding; and

(d)	except where such requirement arises as a result of prepayment of the Notes in accordance with the Indenture or by virtue of the relevant holder failing to satisfy any certification or other requirement in respect of its Notes, the Paying Agent shall give notice thereof to the Issuer and the Trustee as soon as it becomes aware of the requirement to withhold or deduct.

In the event that the Issuer determines in its sole discretion that withholding will be required by applicable law in connection with any payment due to the Paying Agent on any Notes, then the Issuer will be entitled to redirect or reorganise any such payment in any way that it sees fit in order that the payment may be made without such withholding provided that, any such redirected or reorganised payment is made through a recognised institution of international standing and otherwise made in accordance with this Agreement and the Indenture. The Issuer will promptly notify the Paying Agent and the Trustee of any such redirection or reorganisation.

11.	Issue of Replacement Notes

11.1	The Trustee shall, on issuing any replacement definitive note, forthwith inform the Issuer and the Transfer Agent of the serial number of the replacement definitive note issued and (if known) of the serial number of the definitive note in place of which the replacement definitive note has been issued.

11.2	Whenever a definitive note for which a replacement definitive note has been issued is presented to the Paying Agent for payment of principal or a Transfer Agent for transfer, the relevant agent shall immediately send notice to the Issuer and (if it is not itself the Paying Agent) the Paying Agent.

12.	Records

The Paying Agent shall:

(a)	keep a full and complete record of all payments made by it in respect of the Notes; and

(b)	make such records available at all reasonable times to the Issuer and any persons authorised by it, and the Trustee for inspection and for the taking of copies thereof.

13.	Fees And Expenses

13.1	The Issuer will pay to each Agent such fees and expenses in respect of such Agent’s services under this Agreement as agreed to in the fee letter dated March 13, 2020 from the Agents to, and countersigned by, the Issuer.

13.2	The Issuer will also pay on demand, against presentation of such invoices and receipts as it may reasonably require, all out-of-pocket expenses (including necessary advertising, facsimile and telex transmission, postage and insurance expenses and, subject to prior approval by the Issuer as set forth below, the fees and expenses of legal advisers) properly incurred by each Agent in connection with the services under this Agreement, together with any applicable value added tax or similar tax properly chargeable thereon. Payment by the Issuer to each Agent of such out-of-pocket expenses shall be a good discharge of the obligations of the Issuer in respect thereof. Where the advice of legal counsel is sought by the Paying Agent, Calculation Agent, Transfer Agent or Registrar, the fees of any such counsel shall be agreed to by the Issuer (acting reasonably) in advance.

14.	Indemnity

14.1	The Issuer undertakes to indemnify and hold harmless, each Agent and each of its respective directors, officers, employees or agents (each an “Indemnified Party”) on demand by such Indemnified Party against any losses, liabilities, costs, fees, expenses, claims, actions, damages or demands (including, but not limited to, all reasonable costs, charges and expenses paid or incurred in disputing or defending the foregoing or enforcing the terms of this Agreement (including the indemnification provided herein) and the properly incurred fees and expenses of legal advisers) which such Indemnified Party may incur or which may be made against it (whether asserted by the Issuer, any Holder or any third party), as a result of or in connection with the appointment or the exercise of or performance of its powers and duties under this Agreement, except such as may result from such Agent’s own gross negligence, wilful misconduct or fraud or that of its directors, officers, employees or agents as determined in a final non-appealable judgment by a court of competent jurisdiction.

14.2	The indemnity contained in clause 14.1 above shall survive the termination and expiry of this Agreement or the resignation or removal of any Agent.

15.	Conditions of Appointment

15.1	The Paying Agent shall (a) hold all sums receives from Issuer in accordance with this Agreement and the Indenture for payment of principal of or any premium or interest on the Notes in trust for the benefit of the Trustee until such sums shall be paid to such persons or otherwise disposed of as provided in this Agreement and the Indenture; (b) give the Trustee notice of any default by the Issuer (or any other obligor upon the Notes) in the making of any payment of principal of or premium or interest on the Notes; and (c) at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums held by it in trust for payment in respect of the Notes.

15.2	No monies held by the Paying Agent need be segregated except as required by law.

15.3	In acting under this Agreement and in connection with the Notes, each Agent shall act solely as an agent of the Issuer and, save solely in respect of its obligations under clause 15.1 hereof, shall not have any obligations towards or relationship of agency or trust with any of the holders of the Notes or the Trustee.

15.4	Each Agent shall be obliged to perform such duties and only such duties as are specifically set out in this Agreement, in the Indenture and in the Notes. No implied duties or obligations shall be read into such document. No Agent shall be obliged to perform any duties additional to or different from such duties resulting from any modification or supplement after the date hereof to any relevant documents (including, without limitation, the Indenture), unless it shall have previously agreed to perform such duties. No Agent shall be under any obligation to take any action hereunder which either party expects, and has thus notified the Issuer in writing, will result in any expense or liability of such Agent, the payment of which within a reasonable time is not, in its opinion, assured to it.

15.5	Except as ordered by a court of competent jurisdiction or as required by law, the Paying Agent shall be entitled to treat the holder of any Note (as evidenced by the register of Notes maintained by the Registrar) as the absolute owner thereof for all purposes (whether or not it is overdue and notwithstanding any notice to the contrary or any notice of ownership, trust or any interest in it, any writing on it, or its theft or loss) and shall not be required to obtain any proof thereof or as to the identity of the bearer or holder.

15.6	Each Agent may consult with any legal or other professional advisers (who may be an employee of or legal adviser to the Issuer) selected by it, at the cost of the Issuer, provided that the fees of any such counsel shall be agreed to by the Issuer (acting reasonably) in advance, and the opinion of such advisers shall be full and complete protection in respect of any action taken, omitted or suffered hereunder in accordance with the written opinion of such advisers.

15.7	Each Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in reliance upon any instruction, request or order from the Issuer or upon any Note, notice, resolution, direction, consent, certificate, affidavit, statement, telex, facsimile transmission or other document or information from any electronic or other source reasonably believed by it to be genuine and to have been signed or otherwise given or disseminated by the proper party or parties, even if it is subsequently found not to be genuine or to be incorrect.

15.8	Each Agent, whether acting for itself or in any other capacity, will not be precluded from becoming the owner of, or acquiring any interest in, holding or disposing of any Note or any shares or other securities of the Issuer or any of its subsidiaries, holding or associated companies (each a “Connected Company”), with the same rights as it would have had if it were not acting as Paying Agent or from entering into or being interested in any contracts or transactions with any Connected Company or from acting on, or as depositary, trustee or agent for, any committee or body of holders of any securities of any Connected Company and will not be liable to account for any profit.

15.9	The Paying Agent shall not be required to make any payments to any holder of a Note if under any laws or regulations affecting the Paying Agent, such payment is not permitted. In the event of any such laws or regulations affecting the Paying Agent coming to the attention of the Paying Agent it shall forthwith notify the Issuer and the Trustee.

15.10	The Issuer shall do or cause to be done all such acts, matters and things and shall make available all such documents as shall be necessary or desirable to enable each Agent to fully comply with and carry out its respective duties and obligations hereunder.

15.11	In no event shall any Agent or any of its affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, “Agent Parties”) have any liability for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise).

15.12	Notwithstanding anything contained in this Agreement to the contrary, no Agent shall incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control including, without limitation, (i) any governmental activity (whether de jure or de facto), act of authority (whether lawful or unlawful), compliance with any governmental or regulatory order, rule, regulation or direction, curfew restriction, expropriation, compulsory acquisition, seizure, requisition, nationalisation or the imposition of currency or currency control restrictions; (ii) any failure of or the effect of rules or operations of any funds transfer, settlement or clearing system, interruption, loss or malfunction of utilities, communications or computer services or the payment or repayment of any cash or sums arising from the application of any law or regulation in effect now or in the future, or from the occurrence of any event in the country in which such cash is held which may affect, limit, prohibit or prevent the transferability, convertibility, availability, payment or repayment of any cash or sums until such time as such law, regulation or event shall no longer affect, limit, prohibit or prevent such transferability, convertibility, availability, payment or repayment (and in no event, other than as provided in the Notes, shall any Agent be obliged to substitute another currency for a currency whose transferability, convertibility or availability has been affected, limited, prohibited or prevented by such law, regulation or event or be obliged to pay any penalty interest); (iii) any strike or work stoppage, go slow, occupation of premises, other industrial action or dispute or any breach of contract by any essential personnel; (iv) any equipment or transmission failure or failure of applicable banking or financial systems; (v) any war, armed conflict including but not limited to hostile attack, hostilities, or acts of a foreign enemy; (vi) any riot, insurrection, civil commotion or disorder, mob violence or act of civil disobedience; (vii) any act of terrorism or sabotage; (viii) any explosion, fire, destruction of machines, equipment or any kind of installation, prolonged breakdown of transport, radioactive contamination, nuclear fusion or fission or electric current; (ix) any epidemic, natural disaster (such as but not limited to violent storm, hurricane, blizzard, earthquake, landslide, tidal wave, flood, damage or destruction by lightning, or drought); or (x) any other act of God.

15.13	Pursuant to and in accordance with the procedures set forth in Section 10.3 of the Indenture (i) the Issuer may at any time, for the purpose of obtaining the satisfaction and discharge of the Indenture or for any other purpose, direct the Paying Agent to pay to the Trustee all sums held in trust by the Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Paying Agent; and, upon such payment by the Paying Agent to the Trustee, the Paying Agent shall be released from all further liability with respect to such money and (ii) any money deposited with the Paying Agent in trust for the payment of the principal of or any premium or interest on the Notes remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Issuer on the Issuer’s request and all liability of the Paying Agent with respect to such trust money shall thereupon cease.

15.14	The rights, protections, immunities and indemnities afforded to the Trustee under the Indenture shall also be afforded to each Agent mutatis mutandis; provided (i) an Agent shall only be liable to the extent of its gross negligence, wilful misconduct or fraud; and (ii) in and during an Event of Default (as defined in the Indenture), only the Trustee, and not any Agent, shall be subject to the prudent person standard.

16.	Changes in Paying Agent Calculation Agent, Transfer Agent or Registrar and Specified Offices

16.1	The Issuer may at any time vary or terminate the appointment of the Paying Agent, Calculation Agent, Transfer Agent or the Registrar and appoint additional or other paying agents or registrars.

Any variation or termination shall be made by giving to the Paying Agent, Calculation Agent, Transfer Agent or Registrar and (if different) to the paying agent, transfer agent or registrar whose appointment is to be varied or terminated not less than 30 days’ written notice to that effect, which notice shall expire not less than 30 days before or after any due date for any payment in respect of Notes.

16.2	Subject to clause 16.1, no Agent may resign its appointment hereunder at any time by giving to the Issuer not less than 60 days’ written notice to that effect, which notice shall expire not less than 30 days before or after any due date for any payments in respect of any Notes.

16.3	Notwithstanding clauses 16.1 and 16.2 no such termination of the appointment of, or resignation by, any Agent shall take effect until a successor has been appointed on terms approved by the Issuer or the Issuer has otherwise approved such resignation without a successor being appointed.

16.4	Notwithstanding any other provisions of clause 16.1, the appointment of any Agent shall forthwith terminate if at any time such Agent becomes incapable of acting, or is adjudged bankrupt or insolvent, or files a voluntary petition in bankruptcy or makes an assignment for the benefit of its creditors or consents to the appointment of a receiver, administrator or other similar official of it or of all or any substantial part of its property or admits in writing its inability to pay or meet its debts as they mature or suspends payment thereof, or if a resolution is passed or an order made for its winding up or dissolution, or if a receiver, administrator or other similar official of it or of all or any substantial part of its property is appointed, or if any order of any court is entered approving any petition filed by or against it under the provisions of any applicable bankruptcy or insolvency law, or if any public officer takes charge or control of such Agent or its property or affairs for the purpose of rehabilitation, conservation, administration or liquidation or there occurs any analogous event under any applicable law.

16.5	On the date on which any such termination or resignation takes effect, such Agent shall (upon written direction of the Issuer) (i) deliver to its successor (or, if none, the Issuer) any amounts held by it in respect of the Notes which have become due and payable but which have not been presented for payment; and (ii) deliver to its successor (or, if none, the Issuer), or as it may direct, all records maintained by it, pursuant hereto. Following such termination or resignation and pending such payment and delivery, such Agent shall hold such amounts, records and documents in trust for and subject to the order of its successor or, as the case may be, the Issuer.

16.6	Any corporation into which any Agent may be merged or converted or any corporation with which such Agent may be consolidated or any corporation resulting from any merger, conversion or consolidation to which such Agent shall be a party, or any corporation, including affiliated corporations, to which the Agent shall sell or otherwise transfer: (a) all or substantially all of its assets or (b) all or substantially all of its corporate trust business shall, on the date when the merger, conversion, consolidation or transfer becomes effective and to the extent permitted by any applicable laws, be the successor paying agent, calculation agent, transfer agent or registrar under this Agreement without any further formality, and after such effective date all references in this Agreement to such Paying Agent, Calculation Agent, Transfer Agent or Registrar shall be deemed to be references to such corporation. Notice of any such merger, conversion, consolidation or transfer shall forthwith be given by the Paying Agent, Calculation Agent, Transfer Agent or Registrar to the Issuer and the Trustee.

16.7	Any Agent may change its specified office to another office in London at any time by giving to the Issuer and the Trustee not less than 60 days’ prior written notice to that effect, which notice shall expire not less than 30 days before or after any due date for any payments in respect of any Notes, and which notice shall specify the address of the new specified office and the date upon which such change is to take effect.

17.	Notices

17.1	If the Issuer arranges publication of any notice to the holders of the Notes, it shall at or before the time of such publication, send copies of each notice so published to the Paying Agent.

17.2	Notwithstanding the above and on behalf of and at the request and expense of the Issuer, the Paying Agent shall cause to be published all notices required to be given by the Issuer under the Indenture.

17.3	Any Agent shall promptly forward any written notice received by it from any holders of the Notes to the Issuer and the Trustee.

18.	Communications

18.1	For the purposes of this clause, the address of each party at the date of this Agreement shall be the address set out below (including, where applicable, the details of the facsimile number, the person for whose attention the notice or communication is to be addressed and the email address):

the Issuer:

AbbVie Inc.
1 North Waukegan Road North Chicago, Illinois 60064 as may be amended from time to time in accordance with this Agreement.	Fax: +1 847-938-8779 Attention: Vice President, Tax and Treasury Email: scott.reents@abbvie.com the Paying Agent:

Elavon Financial Services DAC, UK Branch
125 Old Broad Street London EC2N 1AR United Kingdom as may be amended from time to time in accordance with this Agreement.	Fax: +44 (0)207 365 2577 Attention: MBS Relationship Management Email: mbs.relationship.management@usbank.com the Calculation Agent:

Elavon Financial Services DAC, UK Branch
125 Old Broad Street London EC2N 1AR United Kingdom as may be amended from time to time in accordance with this Agreement.	Fax: +44 (0)207 365 2577 Attention: MBS Relationship Management Email: mbs.relationship.management@usbank.com the Transfer Agent:

U.S. Bank National Association
Global Corporate Trust Services MK-IL-SLTR Attn Corporate Trust Administrator for AbbVie Inc. 190 S. LaSalle Chicago, IL 60603 as may be amended from time to time in accordance with this Agreement.	Fax: + (1) 312-332-8008 Attention: Linda Garcia Email: linda.garcia@usbank.com the Registrar:

U.S. Bank National Association
Global Corporate Trust Services MK-IL-SLTR Attn Corporate Trust Administrator for AbbVie Inc. 190 S. LaSalle Chicago, IL 60603 as may be amended from time to time in accordance with this Agreement.	Fax: + (1) 312-332-8008 Attention: Linda Garcia Email: linda.garcia@usbank.com the Trustee:

U.S. Bank National Association

Global Corporate Trust Services MK-IL-SLTR
Attn Corporate Trust Administrator for AbbVie Inc.

190 S. LaSalle

Chicago, IL 60603

as may be amended from time to time in accordance with the Indenture and notified by the Issuer to the Paying Agent.

Fax: + (1) 312-332-8008 Attention: Linda Garcia Email: linda.garcia@usbank.com

19.	Amendments

19.1	For the avoidance of doubt, this Agreement may be amended in writing by the parties hereto. No Agent shall be obligated to enter into any amendment or supplement to this Agreement, or to perform duties pursuant to an amendment to the Indenture or the Notes that adversely affects its duties or protections without, its consent.

19.2	The Issuer shall provide to each Agent a copy of any amendment to the Indenture as soon as reasonably practicable following such amendment taking effect. Where reference is made in this Agreement to the Indenture, such reference shall, for the purposes of such Agent’s rights and obligations under this Agreement only, be deemed to refer to the most recent version of such document provided to such Agent by the Issuer.

20.	Taxes

20.1	The Issuer agrees to pay any and all stamp and other documentary taxes or duties which may be payable in connection with the execution, delivery, performance and enforcement of this Agreement.

21.	Regulatory Matters

21.1	The Paying Agent and the Calculation Agent are authorised and regulated by the Central Bank of Ireland (“CBOI”) and its activities in the UK are subject to limited regulation by the UK Prudential Regulation Authority (“PRA”) and the UK Financial Conduct Authority (“FCA”).

21.2	In connection with the worldwide effort against the funding of terrorism and money laundering activities, an Agent may be required under various national laws and regulations to which they are subject to obtain, verify and record information that identifies each person who opens an account with it. For a non-individual person such as a business entity, a charity, a Trust or other legal entity, such Agent shall be entitled to ask for documentation to verify such entity’s formation and legal existence as well as financial statements, licenses, identification and authorisation documents from individuals claiming authority to represent the entity or other relevant documentation.

21.3	The parties to this Agreement acknowledge and agree that the obligations of any Agent under this Agreement are limited by and subject to compliance by them with EU and US Federal anti-money laundering statutes and regulations, as applicable. If such Agent or any of their directors know or suspect that a payment is the proceeds of criminal conduct, such person is required to report such information pursuant to the applicable authorities and such report shall not be treated as a breach by such person of any confidentiality covenant or other restriction imposed on such person under this Agreement, by law or otherwise on the disclosure of information. The Agents shall be indemnified and held harmless by the Issuer from and against all losses suffered by them that may arise as a result of the agents being prevented from fulfilling their obligations hereunder due to the extent doing so would not be consistent with applicable statutory anti-money laundering requirements.

21.4	Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any party arising under this Agreement or any such other document, to the extent such liability is unsecured or not otherwise exempted, may be subject to the write-down and conversion powers of a Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)	the application of any Write-Down and Conversion Powers by a Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto; and

(b)	the effects of any Bail-in Action on any such liability, including, if applicable:

1.	a reduction in full or in part or cancellation of any such liability;

2.	a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such party, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other agreement; or

3.	the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any Resolution Authority.

For the purpose of this sub-clause 21.4 the following terms shall have the following meanings:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority to exercise any Write-down and Conversion Powers.

“Write-Down and Conversion Powers” means,

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	any powers under the Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and any similar or analogous powers under that Bail-In Legislation.

22.	Governing Law and Jurisdiction; Waiver of Jury Trial; Service of Process

22.1	This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York.

22.2	Each of the Agents and the Issuer irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement. To the fullest extent permitted by applicable law, each of the Agents and the Issuer irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

22.3	Each of the Agents and the Issuer agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in clause 22.2 brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

22.4	THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT.

22.5	The Issuer waives personal service of process and consents to service of process by certified or registered mail, return receipt requested, directed to it at the address last specified for notices hereunder, and such service shall be deemed completed ten (10) calendar days after the same is so mailed.

23.	Counterparts

This Agreement may be executed in any number of counterparts and the signatories of all parties need not appear on the same counterpart. Each counterpart, when executed and delivered, shall be an original, but all of which when taken together shall constitute a single instrument. The delivery of signed counterparts by facsimile or electronic transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

24.	Severability

In case any one or more of the provisions contained in this Agreement should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced or disturbed thereby.

25.	Benefit of Agreement

This Agreement is for the exclusive benefit of the parties hereto, and their respective successors hereunder, and shall not be deemed to give any legal or equitable right, remedy or claim to any other person whatsoever.

AS WITNESS the hands of the parties or their duly authorised agents the day and year first above written.

ABBVIE INC., AS ISSUER

By:	/s/ Scott T. Reents
Name:	Scott T. Reents
Title:	Vice President, Tax and Treasury

ELAVON FINANCIAL SERVICES DAC, U.K. BRANCH, AS PAYING AGENT AND CALCULATION AGENT

By:	/s/ David Harnett
Name:	David Harnett
Title:	Authorised Signatory

U.S. BANK NATIONAL ASSOCIATION, AS TRANSFER AGENT AND REGISTRAR

By:	/s/ Linda Garcia
Name:	Linda Garcia
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE

By:	/s/ Linda Garcia
Name:	Linda Garcia
Title:	Vice President

APPENDIX 1

Indenture